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                                                                    EXHIBIT 3.13


                          CERTIFICATE OF INCORPORATION
                                       OF
                                  KCI AIR, INC.


         FIRST:  The name of the corporation is KCI Air, Inc.

         SECOND: The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is Corporation Service Company.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $.01 per share.

         FIFTH:  The period of duration of the corporation is perpetual.

         SIXTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The directors may be removed, for cause or without cause, in accordance with the by-laws of the corporation.

         SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, adopt, amend, change or repeal the by-laws of the corporation.

         EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

         NINTH: Each owner or holder of any shares of stock or other securities of the corporation shall be entitled as such to the number of votes per share
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allocated in this Certificate of Incorporation and shall not have the right to cumulate such votes in any election for directors.

         TENTH: The corporation shall indemnify to the fullest extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person (and heirs, executors, administrators and estate of such person) made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or served another corporation, partnership, joint venture, trust or other enterprise as a director, advisory director, officer, employee or agent at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The Board of Directors in its discretion shall have the power on behalf of the corporation to indemnify similarly any person, other than a director or officer, made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an advisory director, employee or agent of the corporation. The provisions of this Article Tenth shall be applicable to persons who have ceased to be directors, advisory directors, officers, employees or agents of the corporation and shall inure to the benefit of their heirs, executors and administrators.

         Pursuant to section 102(b)(7) (or any successor statute) of the General Corporation Law of the State of Delaware, the personal liability of a director to the corporation or the stockholders of the corporation for monetary damages for breach of fiduciary duty is hereby eliminated. The terms of the preceding sentence, however, shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or the stockholders of the corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (or a successor statute) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         ELEVENTH: The incorporator is William J. McDonough, Jr., whose mailing address is 112 East Pecan Street, Suite 1800, San Antonio, Texas 78205.
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         The undersigned, being the incorporator named above, for the purposes of organizing a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 16th day of May, 1995.



                                         /s/ William J. McDonough, Jr.
                                       ----------------------------------------
                                       William J. McDonough, Jr., Incorporator
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                   CERTIFICATE OF CORRECTION FILED TO CORRECT
               A CERTAIN ERROR IN THE CERTIFICATE OF INCORPORATION
                   OF KCI AIR, INC. FILED IN THE OFFICE OF THE
                 SECRETARY OF STATE OF DELAWARE ON MAY 17, 1995


         KCI AIR, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         1. The name of the corporation is KCI AIR, INC.

         2. That a Certificate of Incorporation was filed with the Secretary of State of Delaware on May 17, 1995 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

         3. The inaccuracy or defect of said Certificate to be corrected is that Article Second of the Certificate of Incorporation incorrectly states the registered office and registered agent of the corporation.

         4. Article Second of the Certificate is corrected to read as follows:

         SECOND: The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

         IN WITNESS WHEREOF, KCI AIR, INC. has caused this Certificate to be signed by William J. McDonough, Jr., its incorporator, this 26th day of July, 1995.

                            KCI AIR, INC.


                            By:  /s/ William J. McDonough, Jr.
                                 ----------------------------------------------
                                  William J. McDonough, Jr., Incorporator